UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2010

ETERNAL ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada	0-50906	20-0237026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2549 West Main Street, Suite 202, Littleton, CO 80120
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:   (303) 798-5235

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

ITEM 8.01  Other Events.

On November 25, 2009, we executed a letter agreement (the “Letter Agreement”) with Ryland Oil Corporation, an Ontario, Canada domiciled corporation, whose common shares are listed on the TSX Venture Exchange (“Ryland”), pursuant to which Ryland would acquire all of our issued and outstanding shares of common stock at the closing in exchange for an aggregate of approximately 17.8 million shares of Ryland’s common stock at an exchange ratio of one of our common shares for 0.352 of one of Ryland’s common shares.  At that ratio, assuming that, at the closing of the proposed transaction, Ryland’s common stock is valued at not less than CDN$0.39 per share, which was the closing price of Ryland’s common stock on the date that the Letter Agreement was executed, and assuming that the currency exchange ratio between the United States and Canada is not materially different at closing than at November 25, 2009, the value of the proposed transaction would be in excess of US$6.5 million.

The closing of the proposed transaction was subject to various conditions including the following:

•	Ryland and we having negotiated and executed a mutually acceptable definitive agreement on or before June 30, 2010;

•
Approval by the holders of a majority of our issued and outstanding capital stock at a special meeting of our stockholders to consider the proposed transaction.  As of the date of this Current Report, the special meeting date has not yet been established; and

•	Successful conclusion of the review process by the US Securities and Exchange Commission and approval from various US state and Canadian regulatory agencies.

Subsequent to the date of execution of the Letter Agreement and the press release, both Ryland and we obtained fairness opinions from separate independent business valuation firms stating the economic conditions under which the proposed transaction would be fair, from a financial perspective, to our respective stockholders.

On March 26, 2010, Ryland and we mutually terminated the Letter Agreement, pursuant to its terms, and executed two new purchase and sale agreements, pursuant to which we have agreed to sell to Ryland our interest in certain acreage located in North Dakota, as well as our gross overriding royalty interest in certain lands located in Saskatchewan.  The material terms of each agreement are as follows:

1.
Purchase and Sale Agreement – Effective April 1, 2010, we will sell our ten percent working interest in approximately 700 net acres located in North Dakota to Ryland’s US-based wholly-owned subsidiary, Rover Resources, Inc., for US$1 million cash.  The transaction is expected to close on April 7, 2010.  The closing of this transaction is contingent on the concurrent closing of the Purchase of Royalty Agreement, as outlined below.

2.
Purchase of Royalty Agreement – Effective April 1, 2010 we will sell all of our gross overriding royalty interest in approximately 264,000 net acres within an area of mutual interest located in southeastern Saskatchewan to Ryland for US$3 million in cash, 2,145,883 shares of Ryland’s common stock, which were valued at approximately CDN$772,500 as of March 26, 2010, and an assignment of all of Ryland’s working interest in approximately 4,500 net acres located in Saskatchewan (the “Hardy Prospect”).  The transferred interest constitutes 100% of the working interest in the Hardy Prospect.  This transaction is expected to close on April 7, 2010 with the payment of the cash consideration due on June 1, 2010.  The closing of this transaction is contingent on the concurrent closing of the Purchase and Sale Agreement, as outlined above.  Upon closing, 60% of the gross overriding royalty interest being sold will be placed in escrow pending receipt of the US$3 million cash payment.  If that payment is not received by June 1, 2010, the escrowed gross overriding royalty interest will revert to us.

The closing of these transactions is subject to various conditions, including approval of the transactions by the TSX Venture Exchange.

At any time prior to closing, the Purchase and Sale Agreement and the Purchase of Royalty Agreement (collectively, the “Asset Purchase Agreements”) may be terminated by mutual written agreement of Ryland and us.  Until terminated in accordance with their terms, the Asset Purchase Agreements are binding on the parties.  Additionally, the Asset Purchase Agreements shall terminate without further notice or agreement of Ryland and us in the event that:

1.	the proposed transactions are not accepted and approved by the TSX Venture Exchange; or

2.	any conditions precedent set out in the Asset Purchase Agreements are not satisfied, released or waived on or before the Closing Date or such earlier date, as relevant.

As of March 29, 2010, the date of this Current Report and the date of the press release announcing the termination of the Letter Agreement, dated November 25, 2009, and the execution of the Asset Purchase and Sale Agreement and the Purchase of Royalty Agreement, we cannot provide any assurance that all of the conditions to closing the proposed asset purchase transactions will be met or waived or that the proposed transactions themselves will ultimately be completed.

Also on March 26, 2010, our Board of Directors authorized the adoption of a “stock repurchase program,” pursuant to which we may repurchase up to US$500,000 of our currently outstanding common stock at prevailing market prices.  The time period during which the repurchasing activities may occur will be dependent on future market volume.  The stock repurchase agreement is subject to various trading restrictions as established in Rule 10(b)-18 of the Securities Exchange Act of 1934.

On March 29, 2010, we issued a press release announcing the transactions and the stock repurchase program described in this Current Report.  A copy of the press release is included with this filing as Exhibit 99.1.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Exhibit

10.26	Form Of Letter Agreement dated November 25, 2009, between Eternal Energy Corp. and Ryland Oil Corporation (Incorporated by reference to Exhibit 10.26 to our Current Report on Form 8-K dated March 10, 2010).

10.28*	Purchase and Sale Agreement by and between Eternal Energy Corp. and Ryland Oil Corporation dated March 26, 2010.

10.29*	Purchase of Royalty Agreement by and between Eternal Energy Corp. and Ryland Oil Corporation dated March 26, 2010.

99.1*	Press Release dated March 29, 2010, announcing the proposed asset purchases transactions by Ryland Oil Corporation.

___________
* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2010	ETERNAL ENERGY CORP.

	By:	/s/ Bradley M. Colby
Bradley M. Colby
President and Chief Executive Officer